Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Prestige Brands Holdings, Inc. of our reports dated November 8, 2004 relating to the financial statements and financial statement schedule of Prestige International Holdings, LLC (successor basis); dated July 2, 2004, relating to the combined financial statements and financial statement schedule of Medtech Holdings, Inc. and The Denorex Company (predecessor basis); and dated March 18, 2004 relating to the financial statements of The Spic and Span Company, all of which appear in the Registration Statement on Form S-1 (File No. 333-117700).

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
March 18, 2005